Exhibit 10-2

May 1, 2024

Peter Lee

[email address]

Dear Peter,

On behalf of Leafly, LLC (“Leafly'' or the “Company”), my colleagues and I are pleased to offer you the full-time, regular position of President and Chief Operating Officer on the following terms. Your start date for this position is May 1, 2024 (the “Start Date”). You will work remotely within the state of California. You will report to the Chief Executive Officer. The Company may change your position, duties, and work location from time-to-time in its discretion. Subject to the approval of the Board of Directors of Leafly Holdings, Inc. (the “Board”), the Board will nominate you for reelection to continue to serve as a director on the Board at the annual meeting of stockholders during the year in which your then current term expires, so long as you continue to hold the position of President and Chief Operating Officer. If you cease to hold the position of President and Chief Operating Officer, you agree to voluntarily resign from your position as a director on the Board.

Base Compensation: This position is salaried, exempt, and is not eligible for overtime. Your salary will be $18,750.00USD per pay period, which is equivalent to $450,000.00 USD on an annual basis, less payroll deductions and withholdings. You will be paid semi-monthly.

Annual Incentive Compensation: You will be eligible for an annual discretionary bonus of up to 60% of your annual base salary (as defined in the Company’s Annual Incentive Plan document), that may be awarded in cash and/or equity at the Company’s discretion, as determined by the Compensation Committee (the “Committee”) of the Board of Directors of Leafly Holdings, Inc. (the “Board”). Only employees hired before October 1, 2024 will be eligible for a 2024 bonus, and if any such bonus is awarded to you for 2024, it will be prorated based on your Start Date. Incentive compensation will be based on Company and personal performance and is awarded solely at the discretion of the Company, as determined by the Committee or the Board.

Leafly Holdings, Inc. Equity Incentive Compensation: Subject to the approval of the Board or the Committee, you are eligible to receive an annual equity grant to be made pursuant to the Leafly Holdings, Inc. 2021 Equity Incentive Plan (or a successor plan) (the “Plan”) at a level commensurate with your role. Any such equity grant will be subject to the terms and conditions of the Plan and your grant agreement.

Benefits: Provided you satisfy standard eligibility criteria; you will be eligible to participate in Company benefit programs that are made available to all of the Company’s full-time employees.

Updated: May 6, 2024

Your benefits eligibility will begin on May 1, 2024. In addition, you will be entitled to paid time off according to Company policy. Company benefit policies may be amended from time to time at the discretion of the Company. It is also important to note that the Company reserves the right to change their respective benefits at any time, with or without notice.

Signing Bonus: The Company agrees to pay you a one-time cash signing bonus in an amount equal to $187,500 (the “Signing Bonus”), payable upon the Company’s first regular payroll date following the Start Date, subject to all applicable tax reporting and withholding requirements.

Continuing Obligations: By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You hereby certify that you are not subject to any non-competition agreement that would affect your employment with Leafly. You also confirm that you will inform Leafly about any such restrictions and provide Leafly with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities (including any non-competition agreements).

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Leafly without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Leafly. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Policies: As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you will need to sign and comply with a Confidential Information and Inventions Agreement, among other obligations. In addition, Leafly utilizes the services of an investigative consumer reporting agency to conduct criminal and civil background checks after the initial job offer has been made and to verify employment history.

Termination: Your employment is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Employment Terms: This letter, together with your Confidential Information and Inventions Agreement and your Executive Severance Agreement, each dated May 1, 2024, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in

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your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Identification Documents: This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Acceptance: If you wish to accept employment at the Company under the terms described above, please sign and date this letter where indicated below.

If you have any questions, please do not hesitate to contact HR@leafly.com.

Sincerely,

/s/Yoko Miyashita

Yoko Miyashita

Chief Executive Officer

Accepted:

NAME Peter Lee

/s/Peter Lee

SIGNATURE

5/1/24

DATE

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